EXHIBIT 15



          Texas Utilities Electric Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed interim financial information of Texas Utilities Electric Company for the periods ended March 31, 1995 and 1994, and June 30, 1995 and 1994, as indicated in our reports dated May 10, 1995 and August 8, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, are being used in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/Deloitte & Touche LLP

          DELOITTE & TOUCHE LLP

          September 27, 1995